EXHIBIT 10.30
IMPRIMIS PHARMACEUTICALS, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of July 24, 2012 (the “Effective Date”), by and between Imprimis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Mark L. Baum (“Executive”), and amends and restates in its entirety that Employment Agreement entered into by and between the Company and Executive, dated as of April 1, 2012 (as amended, the “Existing Agreement"):

WHEREAS, Executive and the Company previously entered into the Existing Agreement to set forth the terms of Executive’s employment with the Company; and

WHEREAS, Executive and the Company desire to amend and restate the Existing Agreement upon the terms and conditions more fully set forth herein.

The parties hereby agree as follows:

1.           Duties.

1.1           Position.  Executive shall serve as the Company’s Chief Executive Officer, and serve as a director on the Company’s Board of Directors (the “Board”), and shall have the duties and responsibilities incident to such position and such other duties as may be determined in consultation with the Board. Executive shall perform faithfully, cooperatively and diligently all of his job duties and responsibilities and agrees to and shall devote his full time, attention and effort to the business of the Company and other assignments as directed by the Board.  The Executive will report directly to the Board.

1.2           Best Efforts.  Executive will expend his best efforts on behalf of the Company in connection with his employment and will abide by all policies and decisions made by Board, as well as all applicable federal, state and local laws, regulations or ordinances.

1.3           Start Date.  Executive agrees that he will report to work at the Company’s headquarters on April 1, 2012 (the “Start Date”).  For purposes of clarity, the Start Date will be used to calculate Executive’s compensation and benefits pursuant to Sections 3 through 7 of this Agreement.

2.           At-Will Employment.  Executive’s employment with the Company is not for a specific term and can be terminated by Executive or the Company at any time and for any reason, with or without cause or advanced notice.  The at-will nature of Executive’s employment described in this Agreement shall constitute the entire agreement between Executive and the Company concerning the nature and duration of Executive’s employment and the circumstance under which Executive or the Company may terminate the employment relationship.  No oral statement by any person can change the at-will nature of Executive’s employment with the Company.  If Executive shall cease serving as the Company’s Chief Executive Officer, Executive agrees to simultaneously submit his resignation from the Board.  In addition, Executive agrees to continue to abide by the Company’s Information and Inventions Agreement following his resignation or the termination of his employment with the Company.

3.           Compensation.

3.1           Annual Base Salary. As compensation for Executive’s performance of his duties hereunder, the Company shall pay to Executive an initial base annual salary of Two Hundred Thousand and Four Hundred Dollars ($200,400), starting on the Start Date (“Annual Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

3.2           Annual Bonus.  The Executive shall be eligible at the sole discretion of the Board to receive an annual cash bonus in an amount up to 30% of his Annual Base Salary (the “Annual Bonus”) beginning in fiscal 2013.  The actual amount of the Annual Bonus will be determined by the Board based on Executive’s achieving Company and personal goals established and mutually agreed upon between the Executive and the Board of Directors.  Both the goals for the Company and the Executive shall be agreed to by Executive and the Board of Directors as follows:  (i) for the remainder of fiscal year 2012; and (ii) for fiscal year 2013, on or before January 31, 2013; and (iii) for each fiscal year thereafter, on or before January 31 for that particular year.  In addition, the Board of Directors and the Executive hereby agree that the objectives for the other officers or employees will be determined on the same dates as set forth above. If awarded, the Annual Bonus will be paid on or before March 15 of the year following the year in which the Annual Bonus was earned.

3.3           Annual Review of Base Salary.  The Board of the Directors shall review the Executive’s performance prior to each anniversary of this Agreement; and on or prior to each anniversary of this Agreement, the Board shall provide Executive with notification of the range of increase in the Executive’s Base Salary, which shall be not less than 15% in any case for a given subsequent annual period.

3.4           Equity Grants. Subject to approval of the Board of Directors, the Executive shall be eligible to receive a stock option grant for 300,000 shares of common stock in accordance with Imprimis’s 2007 Incentive Stock and Awards Plan.  For these initial grants of stock options and restricted common stock, they will vest as follows: 25% of the option shares shall vest immediately upon the Start Date, with the balance of the option shares vesting in equal monthly installments over the next 24 months beginning 30 days after the Start Date.  The exercise price of the stock option will $.90 per share. The vesting of all options will fully accelerate upon an Involuntary Termination of Executive’s employment within twelve months following a Change in Control (as such terms are defined in Executive’s Option Agreement).

3.5           [RESERVED]

3.6           Future Equity Grants.  In addition, in connection with setting the Executive’s annual compensation, the Board will agree to examine the Executive’s overall annual compensation package and issue an appropriate stock option grant or other equity award based on the Company’s comparator group.

4.           Health and Welfare Benefit Plans. The Company will provide to Executive and his family throughout the term of this Agreement health, dental and vision and other benefits on the same or substantially similar terms as those provided to Executive and the other executive officers of the Company during the first six months of Executive’s employment with the Company.

5.           Customary Benefits.  Executive shall be entitled to all customary and usual fringe benefits and shall be entitled to participate in all savings and retirement plans, practices, policies and programs generally applicable to employees of the Company that are in effect during the Employment Term, subject to the terms and conditions of Company’s benefit plan documents, as applicable

6.           Business Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable, out of- pocket business expenses incurred in the performance of his duties on behalf of Company (including, but not limited to, cell phone, computer and internet expenses).  In addition, Executive shall be entitled to receive prompt reimbursement for all reasonable travel and lodging expenses related to providing services at the Company’s headquarters, with all business expense plans (i.e., how many flights back and forth per month) and amounts to be pre-approved by the Board.

7.           Vacation. Executive shall be entitled to paid vacation, personal and sick days each calendar year, in accordance with the Company’s plans, policies and programs then in effect.  Initially Executive will be granted four (4) weeks of paid vacation, with the Executive’s vacation for 2012 pro-rated based on the period of his service during 2012.

8.           Outside Consulting and Board Service.  Executive may contract with third party commercial or charitable entities as a consultant, advisor or board member; provided however, during his employment, Executive may not engage in activities that compete with the primary business of the Company.

9.           Indemnification. In connection with the execution of the Agreement, the Company will also enter into a customary indemnification agreement with Executive.

10.         Severance Benefits.  Upon the successful completion of a financing that results in aggregate cash proceeds to the Company of at least $5,000,000 at any time following the Effective Date, Executive shall become eligible to receive the following severance benefits:

10.1           Termination by the Company other than for Cause or due to Executive’s Death or Disability. If Executive’s employment by the Company is terminated for any reason by the Company other than for Cause or due to Executive’s death or Disability (the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall pay Executive all Base Salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked and the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

10.1.1           Subject to Executive’s compliance with Section 10.3 below, Executive will be entitled to receive severance pay equal to the sum of his Annual Base Salary and Annual Bonus in effect immediately prior to the Severance Date (the “Severance Pay”).  The Severance Pay will be subject to tax withholding and other authorized deductions and will be paid in equal installments in accordance with the Company’s standard payroll practices for a period of one year following the Severance Date.

10.1.2           Subject to Executive’s compliance with Section 10.3 below, if Executive and any spouse and/or dependents of the Executive (“Family Members”) has coverage on the date of Executive’s termination under the Company’s group health plans and Executive is eligible for and validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”) for the Executive and his Family Members, such continued coverage will be provided to Executive and his Family Members for a period of twelve (12) months following the date of Executive’s termination at no cost to Executive.  Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for any remaining COBRA period. Notwithstanding the foregoing, in the event that the Company determines, in its sole discretion, that the Company may be subject to a tax or penalty pursuant to Section 4980D of the Code as a result of providing some or all of the payments described in this Section 10.1.2, the Company may reduce or eliminate its obligations under this Section 10.1.2 to the extent it deems necessary, with no offset or other consideration required.

10.2           Termination by the Company for Cause or due to Executive’s Death or Disability or Termination by Executive for Any Reason.  In the event that the Company terminates Executive’s employment for Cause or due to Executive’s death or Disability or Executive terminates his employment for any reason, the Company shall pay Executive all Base Salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked and thereafter the Company’s obligations under this Agreement shall terminate and the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits.

10.3           Release.  The receipt of any payment pursuant to this Section 10 will be subject to Executive timely signing and not revoking a standard release of all claims in a form reasonably satisfactory to the Company (the “Severance Release"). To be timely, the Severance Release must become effective and irrevocable no later than sixty (60) days following the Severance Date (the “Severance Release Deadline"). If the Severance Release does not become effective and irrevocable by the Severance Release Deadline, Executive will forfeit any rights to the severance benefits described in Section 10.1.  In no event will any severance benefits be paid under Section 10.1 until the Severance Release becomes effective and irrevocable.  Subject to Annex A attached hereto, severance benefits will commence once the Severance Release becomes effective and irrevocable.

10.4          Exclusive Remedy.  The Executive agrees that the payments and benefits contemplated by this Section 10.1 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

10.5          Certain Defined Terms.

10.5.1           As used herein, “Cause” means a termination of Executive’s employment due to one or more of the following, as determined by the Company: (i) the failure of Executive to comply with a lawful instruction of the Company so long as the instruction is consistent with the scope and responsibilities of Executive’s position after there has been delivered to the Executive a written demand for performance from the Company and Executive has not corrected such failure within thirty (30) days of such written demand; (ii) Executive's failure or refusal to perform according to, or to comply with, the material policies, procedures or practices established by the Company (including but not limited to, any policies, procedures, practices or agreements related to confidentiality, proprietary information, trade secrets, corporate governance, conflicts of interest, and code of conduct); (iii) Executive's commission of or participation in a material fraud or act of dishonesty against the Company; or (iv) Executive's conviction of, or the entering of a guilty plea or a plea of "no contest" with respect to (y) a felony involving fraud, dishonesty or an act of moral turpitude or (z) other crime, provided that with respect to such other crime, the crime has had or will have a material detrimental effect on TGH’s or an Affiliate’s business or reputation.

10.5.2           As used herein, “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

11.           [RESERVED].

12.           Dispute Resolution.  In the event of any dispute or claim relating to or arising out of Executive’s employment relationship with Company, this agreement, or the termination of Executive’s employment with Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), Executive and Company agree that all disputes shall be fully resolved by confidential, binding arbitration conducted by a single neutral arbitrator in San Diego, California through the American Arbitration Association (“AAA”) pursuant to the AAA’s Employment Arbitration Rules, which are available at the AAA’s website at www.adr.org or by requesting a copy from the President of the Company.  The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction.  The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based.  To the fullest extent permitted by applicable law, by signing this letter, Executive and Company both waive the rights to have any disputes or claims tried before a judge or jury.

13.           General Provisions.

13.1           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives and successors, including any successor of the company by reason of any dissolution, merger, consolidation, sale of assets or other reorganization of the Company.

13.2           Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege; and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.3           Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.4           Headings. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

13.5           Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California, without reference to its conflicts of laws principles.

13.6           Counterparts. This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties.

13.7           Survival. Sections 8, 9, 10, 11 and, 12 of this Agreement shall survive Executive’s employment by Company.

13.8           Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt); (ii) sent by facsimile (with written confirmation of receipt); or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service, return

If to Executive:

Mark L. Baum

If to the Company:

Dr. Robert Kammer
Chairman of the Board of Directors
Imprimis Pharmaceuticals, Inc.
437 South Highway 101, Suite 209
Solana Beach, CA 92075

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.

EXECUTIVE

/s/ Mark L. Baum
Mark L. Baum

IMPRIMIS PHARMACEUTICALS, INC.

By:	/s/ Dr. Robert Kammer
Name: Dr. Robert Kammer
Title: Chairman of the Board

By:	/s/ Dr. Jeff Abrams
Name: Dr. Jeff Abrams
Title: Independent Member of the Board

[Signature Page to Employment Agreement]

ANNEX A

SECTION 409A ADDENDUM

Notwithstanding anything to the contrary in the Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to the Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has had a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has had a “separation from service” within the meaning of Section 409A.  Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Any severance payments or benefits under the Agreement that would be considered Deferred Payments will be paid or will commence on the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by the next paragraph.

Notwithstanding anything to the contrary in the Agreement, if Executive is a “specified Executive” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that would otherwise have been payable within the first six (6) months following Executive’s separation from service, will be paid on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service, but in no event later than seven months after the date of such separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments.  Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constituted Deferred Payments.  For this purpose, the “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to him during Executive’s taxable year preceding his taxable year of his separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.